Exhibit 99.B(e)(2)

SCHEDULE I
to the
DISTRIBUTION AGREEMENT
between
 VICTORY VARIABLE INSURANCE FUNDS
and
VICTORY CAPITAL ADVISERS, INC.

Dated August 1, 2013

FUNDS

Name of Portfolio

Victory High Yield VIP Series

Victory INCORE Investment Quality Bond VIP Series

Victory INCORE Low Duration Bond VIP Series

Victory Sophus Emerging Markets VIP Series

Victory RS International VIP Series

Victory RS Large Cap Alpha VIP Series

Victory RS Small Cap Growth Equity VIP Series

Victory S&P 500 Index VIP Series

Victory Variable Insurance Diversified Stock Fund

As of December 4, 2019

VICTORY VARIABLE INSURANCE FUNDS

By:	/s/ Christopher K. Dyer
Name: Christopher K. Dyer
Title: President

VICTORY CAPITAL ADVISERS, INC.

By:	/s/ Peter Scharich
Name: Peter Scharich
Title: President